Exhibit 10.6

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) is made by and between Bellerophon Therapeutics, Inc. (the “Company”) and Manesh Naidu (the “Employee”) (collectively, the “Parties”).

WHEREAS, the Employee entered into an Employment Agreement with Ikaria, Inc. on January 4, 2012, which was later assumed by the Company and was subsequently amended on March 13, 2015 (the “Employment Agreement”);

WHEREAS, the Employee has been employed as the Company’s Chief Business Officer;

WHEREAS, the Employee’s employment with the Company will terminate on July 31, 2015;

WHEREAS, the Parties wish to resolve amicably the Employee’s separation from the Company and establish the terms of the Employee’s severance arrangement;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              Separation Date. The Employee’s effective date of separation from the Company is July 31, 2015 (the “Separation Date”). Notwithstanding the Employee’s execution of this Agreement, the Company will pay the Employee for any portion of the Employee’s annual base salary earned through the Separation Date that has not yet been paid and any unused vacation time accrued through the Separation Date.

2.              Severance Benefits. Provided the Employee executes this Agreement on the Separation Date and does not revoke this Agreement, the Company will provide him with the following severance benefits (the “Severance Benefits”):

a.     Severance Pay. The Company will pay to the Employee $287,405 (an amount equivalent to the sum of (a) the Employee’s annual base salary and (b) 17.5% of the Employee’s annual base salary, which represents the cash portion of Employee’s annual bonus), less applicable taxes and withholdings. This severance pay will be paid in twenty-six (26) equal biweekly installments in accordance with the Company’s normal payroll practices, commencing on the first payroll date following the Separation Date but in no event shall payment begin earlier than the eighth (8th) day after the Employee’s execution, timely return and non-revocation of this Agreement.

b.              COBRA Benefits. Should Employee timely elect and be eligible to continue receiving group medical insurance and dental and vision benefits, including for the Employee’s spouse and eligible dependents, pursuant to the “COBRA” law, the Company will, for the shorter of (a) twelve (12) months following the Separation Date and (b) until the date on which the Employee becomes eligible for group medical insurance through another employer (the “Benefits Period”), continue to pay the share of the premium for such medical, dental and vision coverage that is paid by the Company for active and similarly-situated employees who receive the same types of coverage. The remaining balance of any premium costs and all premium costs after the Benefits Period shall be paid by the Employee on a monthly basis for as long as, and to the extent that, the Employee remains eligible for COBRA continuation.

c.               Equity Vesting. The Company will conditionally accelerate, as of the Separation Date, the vesting of all unvested options that the Employee holds in the Company under the Company’s Assumed Ikaria Holdings, Inc. 2007 Stock Option Plan,

Assumed Amended and Restated Ikaria Holdings, Inc. 2010 Long Term Incentive Plan, 2014 Equity Incentive Plan and 2015 Equity Incentive Plan (each, a “Plan”) as set forth on Schedule A attached hereto. Such acceleration shall become final and irrevocable upon the effectiveness of this Agreement; provided, that, if this Agreement does not become effective, the Employee will forfeit all such accelerated vesting pursuant to this Section 2(d). The Employee will have twelve (12) months following the Separation Date to exercise all outstanding stock options, subject to the terms of the applicable stock option agreement and Plan, provided that in no event may any option be exercisable later than the original expiration date of such option. After that date, the Employee’s outstanding stock options will expire and the Employee will no longer have any rights with respect to those stock options.

3.              Release. In consideration of the Severance Benefits set forth in Paragraph 2, which the Employee acknowledges he would not otherwise be entitled to receive, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Employee ever had or now has against any or all of the Released Parties, including, but not limited to, those claims arising out of the Employee’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims arising out of the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq., the New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq., and N.J. Stat. Ann. § 34:11-56.1 et seq. (New Jersey equal pay law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of the Employee’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that (i) nothing in this Agreement prevents the Employee from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Employee acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding) and (ii) the release in this Section 3 shall not apply to the Severance Benefits, the Accrued Obligations, the Employee’s rights with respect to equity awards held by the Employee or any rights to indemnification the Employee may have under Section 8 of the Employment Agreement, applicable corporate law, the certificate of incorporation or bylaws of the Company or as an insured under any director’s and officer’s liability policy now or previously in force.

4.              Continuing Obligations. The Employee acknowledges and reaffirms his obligation to keep confidential and not to disclose any and all non-public information concerning the Company and its customers and clients that the Employee acquired during the course of his employment, including but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition. The Employee further acknowledges and reaffirms his obligations to the Company under Section 6 of the Employment Agreement, which remain in full force and effect.

5.              Return of Company Property. The Employee confirms that on or prior to the Separation Date, he will return to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets and storage devices), Company identification, and any other Company property that is in the Employee’s possession or control and has left intact all electronic Company documents, including but not limited to those which the Employee developed or helped to develop during his employment. The Employee further confirms that on or prior to the Separation Date he will cancel all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or computer accounts.

6.              Accrued Obligations. The Company will pay to the Employee, in the form of a lump-sum payment, to be paid no later than the regularly scheduled pay period next following the Separation Date, an amount equal the sum of (1) any portion of the Employee’s annual base salary earned through the Separation Date that has not yet been paid and (2) any accrued but unpaid vacation time, in each case subject to applicable taxes and withholding. The Company shall also provide the Employee with any other benefits (other than severance benefits) to which the Employee is entitled under the Company’s benefit plans and arrangements as and when due under such plans and arrangements. The amounts payable pursuant to this paragraph are referred to as the “Accrued Obligations.”

7.              Business Expenses. The Employee acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him.

8.              Non-Disparagement. The Executive understands and agrees that, to the extent permitted by law, he shall not make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. The Company will instruct Officers of the Company and any other employees with knowledge of this Agreement not to make any false, disparaging or derogatory statements to any third party regarding Employee.

9.              Continued Assistance. The Employee agrees that after the Separation Date and for so long as the Employee is receiving any severance pay pursuant to this Agreement, he will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning his job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company. Any such cooperation required from the Employee shall take into account any responsibilities to which the Employee is subject to a subsequent employer or client.

10.       Cooperation. To the extent permitted by law, for so long as the Employee is receiving any severance pay pursuant to this Agreement, the Employee agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company. The Employee agrees that he will notify the Company promptly in the event that he is served with a subpoena or in the event that he is asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

11.       Amendment. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

12.       Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.       Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14.       Confidentiality. Both parties agree that, to the extent permitted by law, the contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential and shall not be disclosed except to the extent required by federal or state law, regulation or stock market rule or as otherwise agreed to in writing by the other party; provided, however, that (1) the Company may make any disclosure contemplated under this Section 13 at any time to the extent required by applicable law or stock market regulation and (2) the Employee may make any disclosure to the Employee’s spouse and tax, financial and legal advisors, provided that such recipients agree to maintain the confidentiality of such information.

15.       Nature of Agreement. The Employee understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

16.       Acknowledgements. The Employee acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and that the Company is hereby advising the Employee to consult with an attorney of his own choosing prior to signing this Agreement. The Employee understands that he may revoke this Agreement for a period of seven (7) days after he signs this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Employee understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that the Employee has received consideration beyond that to which he was previously entitled. The Employee further understands and agrees that he will not be entitled to receive the Severance Benefits if he fails to execute or revokes this Agreement.

17.       Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with the Employee by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

18.       Applicable Law. This Agreement shall be governed by the laws of the State of New Jersey without regard to conflict of laws provisions. The Employee hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of New Jersey, or if appropriate, a federal court located in the State of New Jersey (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

19.       Tax Acknowledgement. In connection with the payments and consideration provided to the Employee pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and the Employee shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. The Employee acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments or benefits set forth in Paragraph 2 of this Agreement.

20.       Section 409A. The payments under this Agreement are intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986 and this Agreement shall be administered and construed accordingly.

21.       Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the Employee’s severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including the Employment Agreement. Nothing in this Paragraph, however, shall modify, cancel or supersede the Employee’s obligations set forth in Section 6 of the Employment Agreement and incorporated into Paragraph 4 above.

22.       Recital Paragraphs. The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.

23.       Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have freely and voluntarily entered into this Agreement on the Separation Date.

BELLEROPHON THERAPEUTICS, INC.

By:	/s/ Jonathan M. Peacock
Name:	Jonathan M. Peacock
Title:	Chairman and Chief Executive Officer

MANESH NAIDU

/s/ Manesh Naidu

[Signature Page to Severance and Release Agreement]

Schedule A

List of Company Options held by Employee

		Number of
		Shares Subject
Company Plan	Grant Date	to Options
Options that are Fully Vested Prior to Separation Date
Assumed Ikaria Holdings, Inc. 2007 Stock Option Plan	02/12/2014	3,991
Assumed Amended and Restated Ikaria Holdings, Inc.	02/12/2014	2,235
2010 Long Term Incentive Plan

Options that will Vest in Full Pursuant to Another Agreement in Connection with Termination of Employment
2015 Equity Incentive Plan	03/12/2015	4,892

Options that will Vest in Full Pursuant to this Agreement
2014 Equity Incentive Plan	06/20/2014	7,983
2015 Equity Incentive Plan	02/13/2015	1,995
Total		21,096